EXHIBIT 99.1

HEICO Corporation Reports Record Net Income, Operating Income and Net Sales for the Six Months Ended April 30, 2015; Confirms Full Year Fiscal 2015 Net Income and Net Sales Growth Estimates

2nd Quarter Net Income up 17% on Operating Income Increase of 13%

HOLLYWOOD, Fla. and MIAMI, Fla., May 19, 2015 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 17% to $33.1 million, or 49 cents per diluted share, in the second quarter of fiscal 2015, up from $28.4 million, or 42 cents per diluted share, in the second quarter of fiscal 2014.  In the first six months of fiscal 2015, net income increased 9% to a record $60.7 million, or 90 cents per diluted share, up from $55.8 million, or 83 cents per diluted share, in the first six months of fiscal 2014.

Operating income increased 13% to a record of $55.8 million in the second quarter of fiscal 2015, up from $49.2 million in the second quarter of fiscal 2014 and increased 3% to a record $102.2 million in the first six months of fiscal 2015, up from $99.6 million in the first six months of fiscal 2014.

The Company's consolidated operating margin improved to 19.1% and 18.3% in the second quarter and first six months of fiscal 2015, respectively, up from 17.4% and 18.1%, in the second quarter and first six months of fiscal 2014, respectively.

Net sales increased 3% to $291.4 million in the second quarter of fiscal 2015, up from $282.2 million in the second quarter of fiscal 2014 and increased 2% to a record $559.6 million in the first six months of fiscal 2015, up from $549.1 million in the first six months of fiscal 2014.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commented on the Company's second quarter results stating, "HEICO's focus on income growth and profitability yielded another quarter of record operating income and net sales in the Flight Support Group and continued year-over-year growth in net sales and operating income in the Electronic Technologies Group.  Our mission remains providing net income and cash flow growth to our shareholders by serving our customers.  We do not focus on increasing sales just to have a larger company.  Our second quarter, again, validated that strategy.

Cash flow provided by operating activities increased 18% to $64.8 million in the first six months of fiscal 2015, up from $55.0 million in the first six months of fiscal 2014.  Our net debt to shareholders' equity ratio was 37.0% as of April 30, 2015, with net debt (total debt less cash and cash equivalents) of $306.1 million principally incurred to fund acquisitions and the payment of special cash dividends in fiscal 2014 and 2013.  We have no significant debt maturities until fiscal 2019 and plan to utilize our financial flexibility to aggressively pursue high quality acquisitions to accelerate growth and maximize shareholder returns.

Our effective tax rate in the first six months of fiscal 2015 decreased to 29.8% from 32.9% in the first six months of fiscal 2014 principally due to the retroactive extension of the U.S. Federal R&D income tax credit for calendar year 2014 and the recognition of additional foreign tax credits related to R&D activities at one of our foreign subsidiaries.

As we look ahead to the remainder of fiscal 2015, we continue to anticipate organic growth in our commercial aviation products and services moderated by lower demand for certain industrial-related products in our specialty product lines.  We expect improved organic growth within the Electronic Technologies Group as compared to the prior year, reflecting increased demand for the majority of our products.  During the remainder of fiscal 2015, we plan to continue our focus on new product development, further market penetration, executing our acquisition strategies and maintaining our financial strength.  At this time, we are actively pursuing numerous acquisition opportunities.

Based on our current economic visibility, we continue to estimate full fiscal year growth in both net sales and net income of approximately 8% - 10% over fiscal 2014 levels with our consolidated operating margin approximating 18%.  Additionally, we continue to anticipate depreciation and amortization expense of approximately $48 million, capital expenditures to approximate $25 million and cash flow from operations to approximate $200 million."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's second quarter results stating, "Our record net sales and operating income in the second quarter of fiscal 2015 were principally attributed to the impact of our recent acquisitions partially offset by the expected decrease in demand for certain industrial products.

The Flight Support Group's net sales increased 4% to a record $202.8 million and increased 2% to a record $384.8 million in the second quarter and first six months of fiscal 2015, respectively, up from $194.9 million and $376.5 million in the second quarter and first six months of fiscal 2014, respectively.  The increase in the second quarter and first six months principally reflects net sales contributed by the fiscal 2015 acquisitions, partially offset by lower net sales of certain industrial products in our specialty products lines. Further, the net sales increase in the first six months of fiscal 2015 reflects additional net sales from new product offerings and favorable market conditions in our aftermarket replacement parts product lines.

As a result of the aforementioned lower net sales of certain industrial products, the Flight Support Group experienced a 3% and 2% organic revenue decline in the second quarter and first six months of fiscal 2015, respectively. Excluding this net sales decrease, the Flight Support Group experienced organic growth of approximately 1% and 3% in the second quarter and first six months of fiscal 2015, respectively, following a particularly strong first half of fiscal 2014.  For the full year we are estimating the Flight Support Group's organic growth, excluding industrial products, will be up mid-to-upper single digits.  As noted last quarter, the lower industrial products net sales is principally attributed to a reduction in product demand associated with a particular customer and the related completion of such customer orders in late fiscal 2014.

The Flight Support Group's operating income increased 2% to a record $37.5 million in the second quarter of fiscal 2015, up from $36.9 million in the second quarter of fiscal 2014.  The increase in operating income is principally attributed to the previously mentioned increase in net sales partially offset by an increase in amortization expense of intangible assets associated with the fiscal 2015 acquisitions.

The Flight Support Group's operating income totaled $68.2 million and $69.1 million in the first six months of fiscal 2015 and 2014, respectively.  The decrease in operating income principally reflects increased amortization expense of intangible assets associated with the fiscal 2015 acquisitions and a slightly less favorable product mix mainly resulting from the previously mentioned net sales decrease in certain industrial products, partially offset by the previously mentioned net sales increase.

The Flight Support Group's operating margin was 18.5% and 17.7% in the second quarter and first six months of fiscal 2015, respectively, compared to 18.9% and 18.4% in the second quarter and first six months of fiscal 2014, respectively.  The operating margin decrease in the second quarter and first six months of fiscal 2015 is principally attributed to the previously mentioned amortization expense increase. Additionally, the decrease in the first six months of fiscal 2015 reflects the previously mentioned slightly less favorable product mix."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's second quarter results stating, "Due to an excellent product mix and an unceasing focus on efficiency, the Electronic Technologies Group reported excellent income, with significantly higher year-over-year operating income growth and modestly higher sales driven principally by improved demand for the majority of our products.

The Electronic Technologies Group's net sales increased 1% to $91.0 million and 2% to a record $180.2 million in the second quarter and first six months of fiscal 2015, respectively, up from $89.7 million and $177.2 million in the second quarter and first six months of fiscal 2014, respectively.  All of the increase was organic growth, principally resulting from higher demand for certain of our medical, defense and aerospace products.

The Electronic Technologies Group's operating income increased 22% to $22.2 million in the second quarter of fiscal 2015, up from $18.1 million in the second quarter of fiscal 2014.  The increase in operating income principally reflects a more favorable product mix for certain of the Electronic Technologies Group's space and defense products, a constant focus on efficiency and lower amortization expense of intangible assets.

The Electronic Technologies Group's operating income increased 1% to a record $41.6 million in the first six months of fiscal 2015, up from $41.0 million in the first six months of fiscal 2014.  The increase in operating income principally reflects a more favorable product mix for certain of the Electronic Technologies Group's space and defense products and lower amortization expense of intangible assets, partially offset by a larger reduction in accrued contingent consideration recognized in the prior year.

The Electronic Technologies Group's operating margin improved to 24.4% in the second quarter of fiscal 2015, up from 20.2% in the second quarter of fiscal 2014 and totaled 23.1% and 23.2% in the first six months of fiscal 2015 and 2014, respectively.  The increase in operating margin in the second quarter of fiscal 2015 principally reflects the previously mentioned focus on efficiency, favorable product mix and lower amortization expense of intangible assets."

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 39.9 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 26.9 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, May 20, 2015 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results.  Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 35128535.  A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 35128535.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product development or product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; product development difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended April 30,
	2015	2014
Net sales	$291,421	$282,232
Cost of sales	185,927	182,310
Selling, general and administrative expenses	49,706	50,751
Operating income	55,788	49,171
Interest expense	(1,146)	(1,441)
Other income	362	350
Income before income taxes and noncontrolling interests	55,004	48,080
Income tax expense	16,500	15,300
Net income from consolidated operations	38,504	32,780
Less: Net income attributable to noncontrolling interests	5,399	4,413
Net income attributable to HEICO	$33,105	$28,367

Net income per share attributable to HEICO shareholders:
Basic	$.50	$.43
Diluted	$.49	$.42

Weighted average number of common shares outstanding:
Basic	66,711	66,437
Diluted	67,801	67,455

	Three Months Ended April 30,
	2015	2014
Operating segment information:
Net sales:
Flight Support Group	$202,775	$194,892
Electronic Technologies Group	90,995	89,741
Intersegment sales	(2,349)	(2,401)
	$291,421	$282,232

Operating income:
Flight Support Group	$37,545	$36,886
Electronic Technologies Group	22,206	18,136
Other, primarily corporate	(3,963)	(5,851)
	$55,788	$49,171

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Six Months Ended April 30,
	2015		2014
Net sales	$559,606		$549,058
Cost of sales	360,315		357,019
Selling, general and administrative expenses	97,097		92,483
Operating income	102,194		99,556
Interest expense	(2,258)		(2,722)
Other income	559		508
Income before income taxes and noncontrolling interests	100,495		97,342
Income tax expense	29,900		32,000
Net income from consolidated operations	70,595		65,342
Less: Net income attributable to noncontrolling interests	9,850		9,520
Net income attributable to HEICO	$60,745	(a)	$55,822	(b)

Net income per share attributable to HEICO shareholders:
Basic	$.91	(a)	$.84	(b)
Diluted	$.90	(a)	$.83	(b)

Weighted average number of common shares outstanding:
Basic	66,653		66,415
Diluted	67,735		67,403

	Six Month Ended April 30,
	2015		2014
Operating segment information:
Net sales:
Flight Support Group	$384,832		$376,477
Electronic Technologies Group	180,216		177,233
Intersegment sales	(5,442)		(4,652)
	$559,606		$549,058

Operating income:
Flight Support Group	$68,248		$69,089
Electronic Technologies Group	41,624		41,040
Other, primarily corporate	(7,678)		(10,573)
	$102,194		$99,556

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) During the first quarter of fiscal 2015, the Company recognized an income tax credit for qualified research and development ("R&D") activities for the last ten months of fiscal 2014 upon the retroactive extension of the United States federal R&D tax credit in December 2014 to cover calendar year 2014. The tax credit, net of expenses, increased net income attributable to HEICO by $1.8 million, or $.03 per basic and diluted share.

(b) During the first six months of fiscal 2014, the Company recorded a reduction in the fair value of the contingent consideration related to a fiscal 2013 acquisition that was partially offset by lower than expected operating income at the acquired business resulting in an increase in net income attributable to HEICO of approximately $3.3 million, or $.05 per basic and diluted share.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 30, 2015	October 31, 2014
Cash and cash equivalents	$20,679	$20,229
Accounts receivable, net	152,663	149,669
Inventories, net	231,035	218,042
Prepaid expenses and other current assets	48,110	43,353
Total current assets	452,487	431,293
Property, plant and equipment, net	104,493	93,865
Goodwill	712,043	686,271
Intangible assets, net	223,304	200,810
Other assets	88,267	76,975
Total assets	$1,580,594	$1,489,214

Current maturities of long-term debt	$346	$418
Other current liabilities	140,646	151,802
Total current liabilities	140,992	152,220
Long-term debt, net of current maturities	326,471	328,691
Deferred income taxes	115,288	111,429
Other long-term liabilities	105,528	82,289
Total liabilities	688,279	674,629
Redeemable noncontrolling interests	63,914	39,966
Shareholders' equity	828,401	774,619
Total liabilities and equity	$1,580,594	$1,489,214

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended April 30,
	2015	2014
Operating Activities:
Net income from consolidated operations	$70,595	$65,342
Depreciation and amortization	23,141	24,139
Share-based compensation expense	2,778	4,189
Employer contributions to HEICO Savings and Investment Plan	2,596	3,071
Deferred income tax benefit	(1,851)	(3,146)
Tax benefit from stock option exercises	1,405	93
Excess tax benefit from stock option exercises	(1,405)	(93)
Decrease in accrued contingent consideration	(1,058)	(9,295)
Foreign currency transaction adjustments, net	(2,247)	—
Decrease (increase) in accounts receivable	2,039	(8,113)
Increase in inventories	(4,962)	(6,199)
Decrease in current liabilities	(19,826)	(16,645)
Other	(6,400)	1,658
Net cash provided by operating activities	64,805	55,001

Investing Activities:
Acquisitions, net of cash acquired	(49,482)	(569)
Capital expenditures	(9,460)	(7,485)
Other	86	(8)
Net cash used in investing activities	(58,856)	(8,062)

Financing Activities:
Borrowings on revolving credit facility, net	696	60,000
Distributions to noncontrolling interests	(4,733)	(71,112)
Cash dividends paid	(4,666)	(27,225)
Acquisitions of noncontrolling interests	—	(1,243)
Revolving credit facility issuance costs	—	(767)
Redemptions of common stock related to share-based compensation	(5)	(273)
Proceeds from stock option exercises	2,954	400
Excess tax benefit from stock option exercises	1,405	93
Other	(201)	(936)
Net cash used in financing activities	(4,550)	(41,063)

Effect of exchange rate changes on cash	(949)	27

Net increase in cash and cash equivalents	450	5,903
Cash and cash equivalents at beginning of year	20,229	15,499
Cash and cash equivalents at end of period	$20,679	$21,402

CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570